Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to EMPLOYMENT AGREEMENT dated as of June 16, 2003 by and between Carlos Alberini (the “Executive”) and GUESS?, Inc., a Delaware corporation (the “Company”) (the “Amendment”) amends that certain EMPLOYMENT AGREEMENT dated November 8, 2000  by and between the Executive and the Company (the “Agreement”).  Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

WHEREAS, the Company and the Executive entered into the Agreement for the Executive’s services; and

WHEREAS, the Company and the Executive desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the execution of this Amendment, the parties agree as follows:

1.               Section 2 of the Agreement  (Term) is hereby amended and replaced with the following:

“The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue through December 31, 2003.  There shall be no automatic annual renewals of this Agreement and no Nonrenewal Notice shall be required under the Agreement.  Thereafter, this Agreement shall renew for additional one (1) month renewal terms, following the Term, unless the Executive or the Company gives written notice to the other party at least seven (7) days prior to the end of the Term or the then current renewal term, as the case may be, that the party elects to terminate this Agreement as of the end of the Term or the then current renewal term.  Each such renewal term shall be upon the same terms and conditions as are contained in this Agreement unless the parties otherwise agree in writing.  All provisions of this Agreement regarding termination and severance (whether before or after December 31, 2003) are set forth in Sections 6 and 7 hereof.”

2.               Section 5 of the Agreement (Compensation) is hereby amended with the following:

a.               Section 5(a) of the Agreement (Base Salary) is hereby amended by inserting the following after the first sentence:

“Effective June 16, 2003, the Company shall adjust the Executive’s Base Salary to $400,000 per year, payable in accordance with the Company’s policies relating to salaried employees.”

b.              Section 5(d)(iii) of the Agreement (Additional Option Grants) is hereby amended by inserting the following sentence at the end of the paragraph:

“Subject to approval of the Compensation Committee at the next Compensation Committee meeting on July 29, 2003, the Executive shall receive an Additional Option Grant of 100,000 shares, which shall vest and become exercisable over a four (4) year period, provided in each case that the Executive has been continuously employed with the Company from the Effective Date through the applicable vesting date.”

3.               Section 6 of the Agreement (Termination) is hereby amended in its entirety and replaced with the following:

“Section 6.                                      TERMINATION.

(a)                                  DATE OF TERMINATION.  “Date of Termination” shall mean:

(i)                                     if the Executive’s employment is terminated because of death, the date of the Executive’s death,

(ii)                                  if the Executive’s employment is terminated by the Company because of Disability, ten (10) days following the date on which a notice of termination is given,

(iii)                               if the Executive’s employment is terminated for any other reason, the date of such termination which shall be specified in a written letter pursuant to Section 2 hereof, or

(iv)                              if the Executive’s employment is terminated by the Executive due to failure by the Company to substantially comply with Section 5(a) or 5(c) hereof, without the Executive’s written consent, and such failure has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company, the date after the cure period expires.

(b)                                 ACCRUED AND UNPAID BENEFITS.  Following the termination of the Executive’s employment with the Company for any reason, the Executive shall receive:

(i)                                     any earned, but unpaid, Base Salary,

(ii)                                  any earned, but unpaid, Guaranteed Bonus or Target Bonus for any Fiscal Year prior to the Fiscal Year in which the Date of Termination occurs,

(iii)                               the cash equivalent of any accrued, but unused, vacation, subject to the terms of the Company’s applicable vacation accrual policies,

(iv)                              any accrued employee benefits, subject to the terms of the applicable employee benefit plans, and

(v)                                 all additional amounts that the Executive is entitled to receive pursuant to this Section 6 or Section 7 hereof.

(c)                                  DEATH.  In the event that the Executive’s employment hereunder is terminated by reason of the Executive’s death, the Company shall pay the amounts described in Section 6(b) above and all benefits payable to the Executive, if any, under the terms of the Company’s compensation and benefit plans, programs or arrangements.

(d)                                 DISABILITY.

(i)                                     “Disability” shall have the same meaning assigned to the same or a similar term pursuant to any long-term disability plan or policy of the Company in effect as of the Date of Termination.  If no such plan or policy is then in effect, “Disability” shall mean that as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months or for any two hundred and ten (210) days within any period of twelve (12) consecutive months and that, in either case, the Executive shall not have returned to the full-time performance of his duties within thirty (30) days following the Company’s delivery of a notice of termination.

(ii)                                  The Executive’s employment under this Agreement may be terminated by the Company or the Executive for Disability, subject to applicable law.

(iii)                               During any period prior to such termination during which the Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay the Executive his Base Salary at the rate in effect at the commencement of such period of Disability, and the vesting of the Initial Option, Restricted Stock and other stock awards, if any, shall continue.

(iv)                              Upon termination of the Executive’s employment for Disability, the Company shall pay all benefits payable to the Executive, if any, under the terms of the Company’s compensation and benefit plans, programs or arrangements.

(e)                                  TERMINATION FOR CAUSE.  The Company may terminate the Executive’s employment under this Agreement for Cause (as defined below) at any time.

(i)                                     As used herein, termination for “Cause” shall mean the occurrence of any of the following, as determined by a two-thirds majority of the members of the Board (excluding the Executive from such vote and the denominator):

(A)                              the willful failure, neglect or refusal by the Executive to perform his duties hereunder or to follow the instructions of the Board;

(B)                                any willful or grossly negligent act, or commission of a felony or misdemeanor, by the Executive that a two-thirds majority of the members of the Board (excluding the Executive from such vote and the denominator) determines may have the effect of materially injuring (monetarily or otherwise) the business or reputation of the Company or its subsidiaries or their affiliates or any division thereof;

(C)                                the conviction of the Executive of (or the pleading by the Executive of guilty or nolo contendre to) any misdemeanor involving fraud or embezzlement or any felony;

(D)                               any misappropriation or embezzlement of the property of the Company or its subsidiaries or their affiliates (whether or not a misdemeanor or felony); and

(E)                                 a material breach by the Executive of any covenant in this Agreement.

(ii)                                  In the event of termination for Cause, this Agreement shall terminate without further obligation by the Company, except (A) for payment of the amounts described in Section 6(b) above, and (B) as otherwise may be provided under the terms of any equity incentive award outstanding on the Date of Termination.

(f)                                    TERMINATION BY THE EXECUTIVE.

The Executive may terminate his employment hereunder voluntarily at any time.  If the Executive terminates his employment, there shall be no severance benefits payable under the Agreement.”

4.               Section 7 of the Agreement (Severance) is hereby deleted in its entirety and replaced with the following:

“Section 7.                                      SEVERANCE

(a)                                  TERMINATION.  If the Company terminates the Executive’s employment with the Company at any time for any reason other than (i) the Executive’s death or Disability or (ii) for Cause, the Executive shall enter into a consulting arrangement with the Company pursuant to which the Executive shall provide consulting services to the Company for up to forty (40) hours per month for a period of twelve (12) months commencing on the Date of Termination (the “Consulting Period”).  If the Date of Termination occurs prior to December 31, 2003, the period of time from the Date of Termination through December 31, 2003 shall be added to the Consulting Period.  During the Consulting Period, the Executive shall be entitled to the following:

(i)                                     the Company shall pay to the Executive on an annualized basis the Executive’s Base Salary then in effect, payable in accordance with the Company’s policies relating to salaried employees;

(ii)                                  any portion of any Restricted Stock that has not vested on the Date of Termination shall vest on such date;

(iii)                               any portion of the Initial Option that is not vested on the Date of Termination shall vest and be exercisable during the Consulting Period at the rate of 8,433 shares per month commencing with the month following the vesting date of the Initial Option pursuant to section 5(e)(ii) hereof that immediately preceded the Date of Termination and continuing through the month in which the Consulting Period ends as if the Executive remained in active employment with the Company during the Consulting Period(1); and

(iv)                              any portion of the Initial Option that is vested on the Date of Termination shall be exercisable during the Consulting Period and up to sixty (60) days after the month in which the Consulting Period ends as if the Executive remained in active employment with the Company during the Consulting Period; and

(v)                                 any portion of the Additional Option Grant that is not vested on the Date of Termination shall vest and be exercisable during the Consulting Period at the rate of 2,083 shares per month commencing with the month following the vesting date of the Additional Option Grant pursuant to section 5(d)(iii) hereof that immediately preceded

(1) This provision is intended to work as follows:

Date of Termination	Last Vesting Date	Total Months to Vest	Total Shares Vested

11/15/03	12/31/02	12 + 12 months	24 x 8,334 = 200,016

05/30/04	12/31/03	5 + 12 months	17 x 8,334 = 141,678

the Date of Termination and continuing through the month in which the Consulting Period ends as if the Executive remained in active employment with the Company during the Consulting Period; and

(vi)                              any portion of the Additional Option Grant that is vested on the Date of Termination shall be exercisable during the Consulting Period and up to sixty (60) days after the month in which the Consulting Period ends as if the Executive remained in active employment with the Company during the Consulting Period.

(b)                                 MITIGATION.  As a condition to receiving any payments or benefits pursuant to Section 7(a) hereof, the Executive agrees to mitigate the amount of any payment or benefit provided for pursuant to such Section 7(a), including, without limitation, by seeking comparable employment, and any amounts or benefits earned by the Executive from any employment or any consulting arrangement during the Consulting Period may be deducted from the payments or benefits described in Section 7(a) hereof.

(c)                                    RELEASE OF EMPLOYMENT CLAIMS.  The Executive agrees, as a condition to receipt of the payments and benefits provided for in this Section 7, that he will execute a release agreement, in a form satisfactory to the Company, releasing any and all claims arising out of the Executive’s employment (other than enforcement of this Agreement and the Executive’s rights under any of the Company’s incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement).”

5.               Section 8(b) of the Agreement (Non-Competition) is hereby amended by deleting the phrase “and during the Consulting Period, if any,”.

6.               Section 10 of the Agreement (Relocation Expenses) is hereby deleted in its entirety and replaced with the following:

“The Executive and the Company agree that the Company has paid in full all relocation benefits.  In addition, the Executive and the Company agree that the Executive repaid the Relocation Loan in full in May, 2003 and that there are no further benefits to which the Executive is entitled under the Relocation Loan.  Schedule 1 is hereby deleted from the Agreement in its entirety.”

7.               Section 13(b) of the Agreement (Notices) is hereby amended and replaced with the following:

“(b)	If to the Executive:

Carlos Alberini
515 N. Beverly Drive
Beverly Hills, CA 90210”

8.               Except as expressly modified by this Amendment, the Agreement shall continue to be and remain in full force and effect in accordance with its terms.  Any existing and future reference to the Agreement and any document or instrument delivered in connection with the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment.  To the extent that anything in this Amendment is inconsistent with anything in the Agreement, this Amendment shall control.

9.               This Amendment shall be governed by and construed according to the laws of the State of California.

10.         Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Amendment.  Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Amendment against the party that drafted it has no application and is expressly waived.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has hereunto signed this Amendment on the date first above written.

GUESS?, INC.

By:	/s/ Maurice Marciano
Title:	Co-Chairman and Co-Chief Executive Officer

CARLOS ALBERINI

/s/ Carlos Alberini